EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 114 to Registration Statement No. 2-50409 on Form N-1A of our reports, each dated June 15, 2021, relating to the financial statements and financial highlights of MFS Corporate Bond Fund, MFS Limited Maturity Fund, MFS Municipal Limited Maturity Fund, and MFS Total Return Bond Fund appearing in the Annual Report on Form N-CSR of MFS Series Trust IX for the year ended April 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm(s) and Financial Statements” and Appendix M – "Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
August 25, 2021